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ODWALLA, INC.                                       Media Contact: Sydney Fisher
Half Moon Bay, CA                                          Phone: (415) 712-5512


                         *********NEWS ADVISORY*********

               ODWALLA ISSUES PRODUCT RECALL ON FRESH APPLE JUICE

HALF MOON BAY, CALIF. (October 30, 1996)-Odwalla, Inc., the California- based fresh beverage company, issued today a national product recall of fresh apple juice and all products containing fresh apple juice as an ingredient.


Odwalla was notified today by Washington's Environmental Health Services that there have been several confirmed cases of the E-Coli 0157 bacteria in the state of Washington.


"Our first concern is for the health and safety of those affected," said Stephen Williamson, Chief Executive Officer of Odwalla. "We are working in full cooperation with the FDA and the Seattle/King County Department of Public Health."


"We will update the media as soon as results are available," said Sydney Fisher, Director of Public Relations for Odwalla. For more information, please call Sydney Fisher at (415) 712-5512.


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